UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

June 27, 2005

EP Global Communications, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	000-30797	14-1818396
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

C/O Exceptional Parent, 551 Main Street, Johnstown, PA	15901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (814) 361-3860 (Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On June 23, 2005, Edwin A. McCabe resigned from his position as a member of the Board of Directors of the Company in order to work independently on one or more projects which, if the Company sees fit to do so in the future, could involve the Company in a joint venture to everyone’s benefit.

Effective June 24, 2005, the Company appointed William J. Bleil to fill the vacancy on the Board of Directors.  Mr. Bleil has been the principal of  First Presque Isle Co. which he founded in 1989 following 25 years with the American Sterilizer Company. First Presque Isle was set up to help small companies with virtually all sorts of accounting and financial situations. Since 1989, through First Presque Isle, Mr. Bleil has aided many companies in obtaining financing through banks' subordinated debt structures as well as the sale of common and preferred stock. He has represented many of these businesses as their Chief Financial Officer, Treasurer, Assistant to the President, etc. These positions were generally of a part time nature and in many cases Mr. Bleil continued his involvement with the entity for a significant amount of time after completion of the original assignment. He has also served on, and continues to serve on, the Board of Directors of many of these companies during these time periods. One of the early "start-ups" is now one of the top 200 companies on the Forbes list of successful public companies.

Prior to 1989, Mr. Bleil worked for 25 years with American Sterilizer Company (AMSCO) where he started as a staff accountant in 1963 and held virtually all of the accounting and financial positions for this New York Stock Exchange Company. In 1979 he was promoted to Corporate Controller followed by Corporate Treasurer in 1981 with additional responsibilities added in the following years. He retired from American Sterilizer Company in 1989 as Corporate Vice President-Secretary and Treasurer.

Mr. Bleil received his Bachelor of Science in Accounting from Gannon University in Erie Pennsylvania in 1963 and passed his CPA exam in the state of California-1967.  Mr. Bleil has previously served as President of the Erie Chapter of the Institute of Management Accountants as well as the National Director of the Institute of Management Accountants.  He is currently a Board member of the Boys and Girls Club of Erie, member of the Board of Incorporators of St. Vincent Hospital and member of the Board of the Visiting Nurses Association of Erie  (VNA).

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of business acquired:

None

(b)	Exhibits
Number	Exhibit
99.1	Resignation Letter from Edwin A. McCabe

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EP GLOBAL COMMUNICATIONS, INC.

By:	/s/Joseph Valenzano
Joseph Valenzano, President

June 27, 2005